Exhibit 3.2

AMENDED AND RESTATED BY-LAWS

OF

ECHO THERAPEUTICS, INC.

A Delaware Corporation

As amended and restated through

June 1, 2016

TABLE OF CONTENTS

Article 1 Stockholders
1.1	Place of Meetings
1.2	Annual Meeting
1.3	Special Meetings
1.4	Notice of Meetings
1.5	List of Stockholders
1.6	Quorum
1.7	Adjournments
1.8	Voting and Proxies
1.9	Action at Meeting
Article 2 Directors
2.1	General Powers
2.2	Number; Election, and Qualification
2.3	Tenure
2.4	Vacancies
2.5	Resignation
2.6	Regular Meetings
2.7	Special Meetings
2.8	Notice of Special Meetings
2.9	Meetings by Telephone Conference Calls
2.1	Quorum
2.11	Action at Meeting
2.12	Action without a Meeting
2.13	Removal
2.14	Committees
2.15	Compensation of Directors
Article 3 Officers
3.1	Enumeration
3.2	Qualification
3.3	Tenure
3.4	Resignation and Removal
3.5	Vacancies
3.6	Chairman of the Board
3.7	Chief Executive Officer
3.8	Chief Financial Officer
3.9	Vice Presidents
3.1	Secretary and Assistant Secretaries
3.11	Salaries
3.12	Action with Respect to Securities of Other Corporations
Article 4 Capital Stock
4.1	Issuance of Stock
4.2	Certificates of Stock
4.3	Transfers
4.4	Lost, Stolen or Destroyed Certificates
4.5	Record Date

Article 5 General Provisions
5.1	Fiscal Year
5.2	Corporate Seal
5.3	Notices
5.4	Waiver of Notice
5.5	Evidence of Authority
5.6	Facsimile Signatures
5.7	Reliance upon Books, Reports and Records
5.8	Time Periods
5.9	Certificate of Incorporation
5.1	Severability
5.11	Pronouns
5.12	Exclusive Forum for Certain Litigation
Article 6 Amendments
6.1	By the Board of Directors
6.2	By the Stockholders
Article 7 Indemnification
7.1	Indemnification.
7.2	Burden of Proof; Presumption of Good Faith
7.3	Advances.
7.4	Procedure
7.5	Expenses of Adjudication
7.6	Employees and Agents
7.7	Continuation of Indemnification
7.8	Other Rights
7.9	Reliance
7.1	No Imputation
7.11	Insurance
7.12	Other Financial Arrangements
7.13	Other Matters Relating to Insurance or Financial Arrangements
7.14	Contract Rights; Modification
7.15	Savings Clause
7.16	Effectiveness of Amendments

AMENDED AND RESTATED BY-LAWS

OF

ECHO THERAPEUTICS, INC.

A Delaware Corporation

(the “Corporation”)

As amended and restated through

June 1, 2016

ARTICLE 1

STOCKHOLDERS

1.1 Place of Meetings.  All meetings of stockholders shall be held at such place within or without the State of Delaware as may be designated from time to time by the Chairman of the Board (if any), the board of directors of the Corporation (the “Board of Directors”) or the Chief Executive Officer or, if not so designated, at the principal office of the Corporation.

1.2 Annual Meeting.  The annual meeting of stockholders for the election of directors and for the transaction of such other business as may properly be brought before the meeting shall be held on a date to be fixed by the Chairman of the Board (if any), Board of Directors or the Chief Executive Officer (which date shall not be a legal holiday in the place where the meeting is to be held) at the time and place to be fixed by the Chairman of the Board, the Board of Directors or the Chief Executive Officer and stated in the notice of the meeting.

1.3 Special Meetings.  Special meetings of stockholders may be called for any purpose or purposes at any time by the Chairman of the Board, the Chief Executive Officer, a majority of the Board of Directors, or at the request of stockholders owning a 75% majority of the voting power of the outstanding shares entitled to vote in the election of directors.  Special meetings shall be held at such place, on such date and at such time as shall be fixed by the Board of Directors, or the person authorized to call the meeting.  Business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of meeting.

1.4 Notice of Meetings.  Except as otherwise provided by law, written notice of each meeting of stockholders, whether annual or special, shall be given not less than 10 nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting.  The notices of all meetings shall state the place, date and hour of the meeting.  The notice of a special meeting shall state, in addition, the purpose or purposes for which the meeting is called. If mailed, notice is given when deposited in the United States mail, postage prepaid, directed to the stockholder at his or her address as it appears on the records of the Corporation.

1.5 List of Stockholders.  The officer who has charge of the stock ledger of the Corporation shall prepare, at least 10 days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder.  Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least 10 days prior to the meeting, either on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or during ordinary business hours, at the principal place of business of the Corporation.  The list shall also be produced and kept at the time and place of the meeting during the whole time of the meeting, and may be inspected by any stockholder who is present.  This list shall presumptively determine the identity of the stockholders entitled to vote at the meeting and the number of shares held by each of them.

1.6 Quorum.  Except as otherwise provided by law, the Certificate of Incorporation or these By-Laws, the holders of a majority of the shares of the capital stock of the Corporation issued and outstanding and entitled to vote at the meeting, present in person or represented by proxy, shall constitute a quorum for the transaction of business.  Shares held by brokers which such brokers are prohibited from voting (pursuant to their discretionary authority on behalf of beneficial owners of such shares who have not submitted a proxy with respect to such shares) on some or all of the matters before the stockholders, but which shares would otherwise be entitled to vote at the meeting (“Broker Non-Votes”) shall be counted, for the purpose of determining the presence or absence of a quorum, toward the total voting power of the shares of capital stock of the Corporation.  If a quorum has been established for the purpose of conducting the meeting, a quorum shall be deemed to be present for the purpose of all votes to be conducted at such meeting, provided that where a separate vote by a class or classes, or series thereof, is required, a majority of the voting power of the shares of such class or classes, or series, present in person or represented by proxy shall constitute a quorum entitled to take action with respect to that vote on that matter.  If a quorum shall fail to attend any meeting, the chairman of the meeting or the holders of a majority of the voting power of the shares of stock entitled to vote who are present, in person or by proxy, may adjourn the meeting to another place, date, or time.

1.7 Adjournments.  Any meeting of stockholders may be adjourned to any other time and to any other place at which a meeting of stockholders may be held under these By-Laws by the stockholders present or represented at the meeting and entitled to vote, although less than a quorum, or, if no stockholder is present, by any officer entitled to preside at or to act as Secretary of such meeting.  It shall not be necessary to notify any stockholder of any adjournment of 30 days or less if the time and place of the adjourned meeting are announced at the meeting at which adjournment is taken, unless after the adjournment a new record date is fixed for the adjourned meeting.  At the adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting.

1.8 Voting and Proxies.  At any meeting of the stockholders, each stockholder shall have one vote for each share of stock entitled to vote at such meeting held of record by such stockholder, unless otherwise provided in the Certificate of Incorporation.  Each stockholder of record entitled to vote at a meeting of stockholders, or to express consent or dissent to corporate action in writing without a meeting (to the extent not otherwise prohibited by the Certificate of Incorporation or these By-Laws), may vote or express such consent or dissent in person or may authorize another person or persons to vote or act for such stockholder by written proxy executed by such stockholder or his or her authorized agent or by a transmission permitted by law and delivered to the Secretary of the Corporation.  No such proxy shall be voted or acted upon after 3 years from the date of its execution, unless the proxy expressly provides for a longer period.  Any copy, facsimile telecommunication or other reliable reproduction of the writing or transmission created pursuant to this Section 1.8 may be substituted or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used, provided that such copy, facsimile telecommunication or reproduction shall be a complete reproduction of the entire original writing or transmission.

All voting, including on the election of directors but excepting where otherwise required by law or the Certificate of Incorporation, may take place via a voice vote. Any vote not taken by voice shall be taken by ballots, each of which shall state the name of the stockholder or proxy voting and such other information as may be required under the procedure established for the meeting.

1.9 Action at Meeting.  When a quorum is present at any meeting of stockholders, the holders of a majority of the stock present or represented and entitled to vote on a matter (or if there are two or more classes of stock entitled to vote as separate classes, then in the case of each such class, the holders of a majority of the stock of that class present or represented and voting on such matter) shall decide any matter to be voted upon by the stockholders at such meeting (other than the election of directors), except when a different vote is required by express provision of law or the Certificate of Incorporation.  Any election of directors by the stockholders shall be determined by a plurality of the votes cast by the stockholders entitled to vote at such election, except as otherwise provided by the Certificate of Incorporation. For the purposes of this paragraph, Broker Non-Votes represented at the meeting but not permitted to vote on a particular matter shall not be counted, with respect to the vote on such matter, in the number of (a) votes cast, (b) votes cast affirmatively, or (c) votes cast negatively.

ARTICLE 2

DIRECTORS

2.1 General Powers.  The business and affairs of the Corporation shall be managed by or under the direction of a Board of Directors, who may exercise all of the powers of the Corporation except as otherwise provided by law or the Certificate of Incorporation.  In the event of a vacancy in the Board of Directors, the remaining directors, except as otherwise provided by law or the Certificate of Incorporation, may exercise the powers of the full Board of Directors until the vacancy is filled.

2.2 Number; Election, and Qualification.  The number of directors which shall constitute the whole Board of Directors shall be determined by resolution of the Board of Directors, but in no event shall be less than three. The number of directors may be decreased at any time and from time to time by a majority of the directors then in office, but only to eliminate vacancies existing by reason of the death, resignation, removal or expiration of the term of one or more directors. The directors shall be elected at the annual meeting of stockholders by such stockholders as have the right to vote on such election. Directors need not be stockholders of the Corporation.

2.3 Tenure.  Notwithstanding any provisions to the contrary contained herein, each director shall hold office until his or her successor is elected and qualified, or until his or her earlier death, resignation or removal.

2.4 Vacancies.  Unless and until filled by the stockholders, any vacancy in the Board of Directors, however occurring, including a vacancy resulting from an enlargement thereof, may be filled by vote of a majority of the directors then in office, although less than a quorum, or by a sole remaining director.  A director elected to fill a vacancy shall be elected for the unexpired term of his or her predecessor in office, if any, and a director chosen to fill a position resulting from an increase in the number of directors shall hold office until the next election of directors and until his or her successor is elected and qualified, or until his or her earlier death, resignation or removal.

2.5 Resignation.  Any director may resign by delivering his or her resignation in writing or by electronic transmission to the Corporation at its principal office or to the Chief Executive Officer or Secretary.  Such resignation shall be effective upon receipt unless it is specified to be effective at some other time or upon the happening of some other event.

2.6 Regular Meetings.  Regular meetings of the Board of Directors may be held without notice at such time and place, either within or without the State of Delaware, as shall be determined from time to time by the Board of Directors; provided that any director who is absent when such a determination is made shall be given notice of the determination.  Regular meetings of the Board of Directors shall be held at such place or places, on such date or dates, and at such time or times as shall have been established by the Board of Directors and publicized among all directors.  A notice of each regular meeting shall not be required.

2.7 Special Meetings.  Special meetings of the Board of Directors, unless otherwise prescribed by law, may be held at any time and place, within or without the State of Delaware, upon the call of the Chairman of the Board or the Chief Executive Officer and shall be held at the written request of at least two directors then in office, provided that the time shall permit the giving of notice, as provided in Section 2.8 of these By-Laws.

2.8 Notice of Special Meetings.  Notice of any special meeting of directors shall be given to each director by the Secretary or by the officer or one of the directors calling the meeting.  Notice shall be duly given to each director (i) by giving notice to such director in person or by telephone at least 48 hours in advance of the meeting, (ii) by telegram, cable, telecopy, electronic mail, commercial delivery service, or similar means sent to his or her last known business or home address at least 48 hours in advance of the meeting, or (iii) by mailing written notice to his or her last known business or home address at least 72 hours in advance of the meeting.  A notice or waiver of notice of a meeting of the Board of Directors need not specify the purposes of the meeting.

2.9 Meetings by Telephone Conference Calls.  Directors or any members of any committee designated by the Board of Directors may participate in a meeting of the Board of Directors or such committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation by such means shall be deemed to constitute presence in person at such meeting.

2.10 Quorum.  A majority of the total number of the whole Board of Directors shall constitute a quorum at all meetings of the Board of Directors.  In the event one or more of the directors shall be disqualified to vote at any meeting, then the required quorum shall be reduced by one for each such director so disqualified; provided, however, that in no case shall less than one-third (1/3) of the total number of the whole Board of Directors constitute a quorum.  In the absence of a quorum at any such meeting, a majority of the directors present may adjourn the meeting from time to time without further notice other than announcement at the meeting, until a quorum shall be present.

2.11 Action at Meeting.  At any meeting of the Board of Directors at which a quorum is present, the vote of a majority of those present shall be sufficient to take any action, unless a different vote is specified by law, the Certificate of Incorporation or these By-Laws.

2.12 Action without a Meeting.  Any action required or permitted to be taken at any meeting of the Board of Directors or of any committee of the Board of Directors may be taken without a meeting, if all members of the Board of Directors or committee, as the case may be, consent to such action in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the Board of Directors or committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

2.13 Removal.  Unless otherwise provided in the Certificate of Incorporation, any one or more or all of the directors may be removed, only for cause, by the holders of at least seventy-five percent (75%) of the shares then entitled to vote at an election of directors.

2.14 Committees.  The Board of Directors shall maintain an Audit Committee and any other committees required by applicable rules and composition requirements as may be promulgated from time to time by the Securities and Exchange Commission, the National Association of Securities Dealers, any exchange upon which securities of the Corporation are traded, or any governmental or regulatory body exercising authority over the Corporation.  The Board of Directors may, by resolution passed by a majority of the whole Board, designate one or more additional committees, each committee to consist of one or more of the directors of the Corporation.  The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of such committee.  In the absence or disqualification of a member of a committee, the member or members of such committee present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board of Directors to act at such meeting in the place of any such absent or disqualified member.  Any such committee, to the extent provided in the resolution of the Board of Directors and subject to the provisions of applicable law, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation and may authorize the seal of the Corporation to be affixed to all papers which may require it.  Each such committee shall keep minutes and make such reports as the Board of Directors may from time to time request.  Except as the Board of Directors may otherwise determine or as provided herein, any committee may make rules for the conduct of its business, but unless otherwise provided by the directors or in such rules, its business shall be conducted as nearly as possible in the same manner as is provided in these By-Laws for the Board of Directors.  Adequate provisions shall be made for notice to members of all meeting of committees.  One-third (1/3) of the members of any committee shall constitute a quorum unless the committee shall consist of one (1) or two (2) members, in which event one (1) member shall constitute a quorum; and all matters shall be determined by a majority vote of the members present.  Action may be taken by any committee without a meeting if all members thereof consent thereto in writing, and the writing or writings are filed with the minutes of the proceedings of such committee.
2.15 Compensation of Directors.  Directors may be paid such compensation for their services and such reimbursement for expenses of attendance at meetings as the Board of Directors may from time to time determine.  No such payment shall preclude any director from serving the Corporation or any of its parent or subsidiary corporations in any other capacity and receiving compensation for such service.

ARTICLE 3

OFFICERS

3.1 Enumeration.  The officers of the Corporation shall consist of a Chief Executive Officer, a Chief Financial Officer, a Secretary and such other officers with such other titles as the Board of Directors shall determine, including, but not limited to, a Chairman of the Board and one or more Vice Presidents.  The Board of Directors may appoint such other officers as it may deem appropriate.

3.2 Qualification.  No officer need be a stockholder.  Any two or more offices may be held by the same person.

3.3 Tenure.  Except as otherwise provided by law, by the Certificate of Incorporation or by these By-Laws, each officer shall hold office until his or her successor is elected and qualified, unless a different term is specified in the vote choosing or appointing such officer, or until his or her earlier death, resignation or removal.

3.4 Resignation and Removal.  Any officer may resign by delivering his or her resignation in writing or by electronic transmission to the Chairman of the Board (if any), to the Board of Directors at a meeting thereof, to the Corporation at its principal office or to the Chief Executive Officer or Secretary.  Such resignation shall be effective upon receipt unless it is specified to be effective at some other time or upon the happening of some other event.

Any officer may be removed at any time, with or without cause, by vote of a majority of the entire number of directors then in office.

Except as the Board of Directors may otherwise determine, no officer who resigns or is removed shall have any right to any compensation as an officer for any period following his or her resignation or removal, or any right to damages on account of such removal, whether his or her compensation be by the month or by the year or otherwise, unless such compensation is expressly provided in a duly authorized written agreement with the Corporation.

3.5 Vacancies.  The Board of Directors may fill any vacancy occurring in any office for any reason and may, in its discretion, leave unfilled for such period as it may determine any offices other than those of Chief Executive Officer and Chief Financial Officer.  Each such successor shall hold office until his or her successor is elected and qualified, or until his or her earlier death, resignation or removal.

3.6 Chairman of the Board.  The Chairman of the Board, if any, shall preside at all meetings of the Board of Directors and stockholders at which he or she is present and shall perform such duties and possess such powers as are designated by the Board of Directors.  If the Board of Directors appoints a Vice-Chairman of the Board, he or she shall, in the absence or disability of the Chairman of the Board, perform the duties and exercise the powers of the Chairman of the Board and shall perform such other duties and possess such other powers as may from time to time be designated by the Board of Directors.

3.7 Chief Executive Officer.  The Chief Executive Officer shall, subject to the direction of the Board of Directors, have general charge and supervision of the business of the Corporation. Unless otherwise provided by the Board of Directors, and provided that there is no Chairman of the Board or that the Chairman and Vice-Chairman, if any, are not available, the Chief Executive Officer shall preside at all meetings of the stockholders, and, if a director, at all meetings of the Board of Directors.  The Chief Executive Officer shall perform such other duties and shall have such other powers as the Board of Directors may from time to time prescribe.  The Chief Executive Officer shall have the power to enter into contracts and otherwise bind the Corporation in matters arising in the ordinary course of the Corporation’s business.

3.8 Chief Financial Officer.  The Chief Financial Officer shall perform such duties and shall have such powers as the Board of Directors or the Chief Executive Officer may from time to time prescribe.  In addition, the Chief Financial Officer shall perform such duties and have such powers as are incident to the office of Chief Financial Officer, including without limitation the duty and power to keep and be responsible for all funds and securities of the Corporation, to deposit funds of the Corporation in depositories selected in accordance with these By-Laws, to disburse such funds as ordered by the Board of Directors, to make proper accounts for such funds, and to render as required by the Board of Directors statements of all such transactions and of the financial condition of the Corporation.

3.9 Vice Presidents.  Any Vice President shall perform such duties and possess such powers as the Board of Directors or the Chief Executive Officer may from time to time prescribe.  In the event of the absence, inability or refusal to act of the Chief Executive Officer, the Vice President (or if there shall be more than one, the Vice Presidents in the order determined by the Board of Directors) shall perform the duties of the Chief Executive Officer and, when so performing, shall have all the powers of and be subject to all the restrictions upon the Chief Executive Officer.  The Board of Directors may assign to any Vice President the title of Executive Vice President, Senior Vice President or any other title selected by the Board of Directors.  Unless otherwise determined by the Board of Directors, any Vice President shall have the power to enter into contracts and otherwise bind the Corporation in matters arising in the ordinary course of the Corporation’s business.

3.10 Secretary and Assistant Secretaries.  The Secretary shall perform such duties and shall have such powers as the Board of Directors or the Chief Executive Officer may from time to time prescribe.  In addition, the Secretary shall perform such duties and have such powers as are incident to the office of secretary, including without limitation the duty and power to give notices of all meetings of stockholders and special meetings of the Board of Directors, to attend all meetings of stockholders and the Board of Directors and keep a record of the proceedings, to maintain a stock ledger and prepare lists of stockholders and their addresses as required, to be custodian of corporate records and the corporate seal and to affix and attest to the same on documents.

Any Assistant Secretary shall perform such duties and possess such powers as the Board of Directors, the Chief Executive Officer or the Secretary may from time to time prescribe.  In the event of the absence, inability or refusal to act of the Secretary, the Assistant Secretary (or if there shall be more than one, the Assistant Secretaries in the order determined by the Board of Directors) shall perform the duties and exercise the powers of the Secretary.

In the absence of the Secretary or any Assistant Secretary at any meeting of stockholders or directors, the person presiding at the meeting shall designate a temporary secretary to keep a record of the meeting.

3.11 Salaries.  Officers of the Corporation shall be entitled to such salaries, compensation or reimbursement as shall be fixed or allowed from time to time by the Board of Directors.

3.12 Action with Respect to Securities of Other Corporations.  Unless otherwise directed by the Board of Directors, the Chief Executive Officer or any officer of the Corporation authorized by the Chief Executive Officer shall have power to vote and otherwise act on behalf of the Corporation, in person or by proxy, at any meeting of stockholders of or with respect to any action of stockholders of any other corporation in which the Corporation may hold securities and otherwise to exercise any and all rights and powers which this Corporation may possess by reason of its ownership of securities in such other corporation.

ARTICLE 4

CAPITAL STOCK

4.1 Issuance of Stock.  Unless otherwise voted by the stockholders and subject to the provisions of the Certificate of Incorporation, the whole or any part of any unissued balance of the authorized capital stock of the Corporation or the whole or any part of any issued, authorized capital stock of the Corporation held in its treasury may be issued, sold, transferred or otherwise disposed of by vote of the Board of Directors in such manner, for such consideration and on such terms as the Board of Directors may determine.

4.2 Certificates of Stock.  Every holder of stock of the Corporation shall be entitled to have a certificate, in such form as may be prescribed by law and by the Board of Directors, certifying the number and class of shares owned by such stockholder in the Corporation.  Each such certificate shall be signed by, or in the name of, the Corporation by one or more of the Chairman of the Board of Directors, the Chief Executive Officer, the Chief Financial Officer, or the Secretary of the Corporation. Any or all of the signatures on such certificate may be a facsimile.

Each certificate for shares of stock which are subject to any restriction on transfer pursuant to the Certificate of Incorporation, these By-Laws, applicable securities laws or any agreement among any number of stockholders or among such holders and the Corporation shall have conspicuously noted on the face or back of such certificate either the full text of such restriction or a statement of the existence of such restriction.

4.3 Transfers.  Except as otherwise established by rules and regulations adopted by the Board of Directors, and subject to applicable law, shares of stock may be transferred on the books of the Corporation by the surrender to the Corporation or its transfer agent of the certificate representing such shares, properly endorsed or accompanied by a written assignment or power of attorney properly executed, and with such proof of authority or the authenticity of signature as the Corporation or its transfer agent may reasonably require. Except as may be otherwise required by law, by the Certificate of Incorporation or by these By-Laws, the Corporation shall be entitled to treat the record holder of stock as shown on its books as the owner of such stock for all purposes, including the payment of dividends and the right to vote with respect to such stock, regardless of any transfer, pledge or other disposition of such stock, until the shares have been transferred on the books of the Corporation in accordance with the requirements of these By-Laws.

4.4 Lost, Stolen or Destroyed Certificates.  The Corporation may issue a new certificate of stock in place of any previously issued certificate alleged to have been lost, stolen, or destroyed, upon such terms and conditions as the Chief Executive Officer may prescribe, including the presentation of reasonable evidence of such loss, theft or destruction and the giving of such indemnity as the Chief Executive Officer may require for the protection of the Corporation or any transfer agent or registrar.

4.5 Record Date.  The Board of Directors may fix in advance a date as a record date for the determination of the stockholders entitled to notice of or to vote at any meeting of stockholders or, to the extent permitted by the Certificate of Incorporation and these By-laws, to express consent (or dissent) to corporate action in writing without a meeting, or entitled to receive payment of any dividend or other distribution or allotment of any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action.  Such record date shall not be more than 60 days nor less than 10 days before the date of such meeting.

If no record date is fixed, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day before the day on which notice is given, or, if notice is waived, at the close of business on the day before the day on which the meeting is held.  The record date for determining stockholders entitled to express consent to corporate action in writing without a meeting (to the extent permitted by the Certificate of Incorporation and these By-Laws) when no prior action by the Board of Directors is necessary, shall be the day on which the first written consent is expressed.  The record date for determining stockholders for any other purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating to such purpose.

A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

ARTICLE 5

GENERAL PROVISIONS

5.1 Fiscal Year.  The fiscal year of the Corporation shall be fixed by resolution of the Board of Directors.

5.2 Corporate Seal.  The corporate seal shall be in such form as shall be approved by the Board of Directors.

5.3 Notices.  Except as otherwise specifically provided herein or required by law or the Certificate of Incorporation, all notices required to be given to any person pursuant to these By-Laws shall be in writing and may in every instance be effectively given by hand delivery to the recipient thereof, by depositing such notice in the mails, postage paid, or by sending such notice by prepaid telegram or facsimile transmission.  Notice may also be given to stockholders by a form of electronic transmission in accordance with and subject to the provisions of applicable law.  Any such notice shall be addressed to such person at his or her last known address as the same appears on the books of the Corporation.  The time when such notice is received shall be deemed to be the time of the giving of the notice.

5.4 Waiver of Notice.  Whenever any notice whatsoever is required to be given by law, by the Certificate of Incorporation or by these By-Laws, a waiver of such notice either in writing signed by the person entitled to such notice or such person’s duly authorized attorney, or by telegraph, facsimile or electronic transmission or any other available method, whether before, at or after the time stated in such waiver, or the appearance of such person or persons at such meeting in person or by proxy, shall be deemed equivalent to such notice.

5.5 Evidence of Authority.  A certificate by the Secretary, or an Assistant Secretary, or a temporary Secretary, as to any action taken by the stockholders, directors, a committee or any officer or representative of the Corporation shall, as to all persons who rely on the certificate in good faith, be conclusive evidence of such action.

5.6 Facsimile Signatures.  In addition to the provisions for use of facsimile signatures elsewhere specifically authorized in these By-Laws, facsimile signatures of any officer or officers of the Corporation may be used whenever and as authorized by the Board of Directors or a committee thereof.

5.7 Reliance upon Books, Reports and Records.  Each director, each member of any committee designated by the Board of Directors, and each officer of the Corporation shall, in the performance of his or her duties, be fully protected in relying in good faith upon the books of account or other records of the Corporation and upon such information, opinions, reports or statements presented to the Corporation by any of its officers or employees or committees of the Board of Directors so designated, or by any other person as to matters which such director or committee member reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Corporation.

5.8 Time Periods.  In applying any provision of these By-Laws that requires that an act be done or not be done a specified number of days prior to an event or that an act be done during a period of a specified number of days prior to an event, calendar days shall be used, the day of the doing of the act shall be excluded, and the day of the event shall be included.

5.9 Certificate of Incorporation.  All references in these By-Laws to the Certificate of Incorporation shall be deemed to refer to the Certificate of Incorporation of the Corporation, as amended and in effect from time to time.

5.10 Severability.  Any determination that any provision of these By-Laws is for any reason inapplicable, illegal or ineffective shall not affect or invalidate any other provision of these By-Laws.

5.11 Pronouns.  All pronouns used in these By-Laws shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the persons or persons so designated may require.

5.12 Exclusive Forum for Certain Litigation.  Unless the Corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director or officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation or any director or officer or other employee of the Corporation arising pursuant to any provision of the Delaware General Corporation Law or the Certificate of Incorporation or these By-Laws (in each case, as they may be amended from time to time), or (iv) any action asserting a claim against the Corporation or any director or officer or other employee of the Corporation governed by the internal affairs doctrine shall be a state court located within the State of Delaware (or, if no state court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware).

ARTICLE 6

AMENDMENTS

6.1 By the Board of Directors.  Except as is otherwise set forth in these By-Laws, these By-Laws may be altered, amended or repealed, or new by-laws may be adopted, by the affirmative vote of a majority of the directors present at any regular or special meeting of the Board of Directors at which a quorum is present.

6.2 By the Stockholders.  Except as otherwise set forth in these By-Laws, these By-Laws may be altered, amended or repealed or new by-laws may be adopted by the affirmative vote of the holders of at least seventy-five percent (75%) of the shares of the capital stock of the Corporation issued and outstanding and entitled to vote at any regular meeting of stockholders, or at any special meeting of stockholders, provided notice of such alteration, amendment, repeal or adoption of new by-laws shall have been stated in the notice of such special meeting.

ARTICLE 7

INDEMNIFICATION

7.1 Indemnification.

(a) Any person who was or is a party or is threatened to be made a party to, or is otherwise caused to be involved in, any threatened, pending or completed Proceeding (as defined below), by reason of,  arising out of, or in any way related to, the fact that he or she, or a person for whom he or she is the legal representative, is, was or was serving or had agreed to serve in an Official Capacity (as defined below) for the Corporation or, while serving while in an Official Capacity for the Corporation, is, was or was serving or had agreed to serve at the request of the Corporation in an Official Capacity of another corporation, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise (“Other Enterprise”), shall be indemnified and held harmless by the Corporation, to the fullest extent permitted under Delaware law, as amended or modified from time to time (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification than said law permitted the Corporation to provide prior to such amendment), in each case whether the basis of such Proceeding is alleged action or omission to take action in an Official Capacity or in any other capacity while serving in an Official Capacity and whether or not serving in such capacity at the time any Expense (as defined below) is incurred for which indemnification, reimbursement, or advancement of Expenses can be provided under this Article 7, against any and all Expenses actually  incurred or suffered by him or her, if such person acted in good faith and in a manner believed to be in, or not opposed to, the best interest of the Corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

(b) The term “Official Capacity” shall mean service as a director or officer of the Corporation or service, at the request of the Corporation while serving in an Official Capacity for the Corporation, as a director, officer, trustee, administrator, partner, member employee, agent, fiduciary or other representative of an Other Enterprise.

(c) The term “Proceeding” shall be broadly construed and shall include, without limitation, the investigation, preparation, prosecution, defense, settlement, arbitration and appeal of, and the giving of testimony in, any threatened, pending or completed action, suit, investigation, inquiry, hearing, arbitration, other alternative dispute mechanism or any other proceeding, whether civil, criminal, administrative, investigative, legislative or otherwise and whether formal or informal, including, without limitation, actions by or in the right of the corporation, a class of its security holders or otherwise.

(d) The term “Expenses” shall be broadly construed and shall include, without limitation, all direct and indirect losses, liabilities, expenses, including fees and expenses of attorneys, fees and expenses of accountants, fees and expenses of public relations consultants and other advisors,  court costs, transcript costs, fees and expenses of experts, witness fees and expenses, travel expenses, printing and binding costs, telephone charges, delivery service fees, the premium, security for, and other costs relating to any bond (including cost bonds, appraisal bonds, or their equivalents), ERISA excise taxes and penalties,  judgments, fines and amounts paid in settlement and all other disbursements or expenses of the types customarily incurred in connection with (i) the investigation, prosecution, defense, appeal or settlement of a Proceeding, (ii) serving as an actual or prospective witness, or preparing to be a witness in a Proceeding, or other participation in, or other preparation for, any Proceeding, (iii) any voluntary or required interviews or depositions related to a Proceeding, and (iv) responding to, or objecting to, a request to provide discovery in any Proceeding.  Expenses shall also include any federal, state, local and foreign taxes imposed on such person as a result of the actual or deemed receipt of any payments under this Article 7.

(e) The termination of any Proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the Corporation, or that, with respect to any criminal Proceeding, the person had reasonable cause to believe that his or her conduct was unlawful.

(f) No indemnification shall be provided hereunder with respect to any settlement or other non-adjudicated disposition of any threatened or pending Proceeding unless the Corporation has approved such settlement or disposition, which approval shall not be unreasonably withheld, conditioned or delayed.

(g) Notwithstanding any other provision of this Article 7, no indemnification shall be provided hereunder to any such person if a judgment or final adjudication adverse to the director or officer of the Corporation, and from which there is no further right to appeal, establishes that (i) his or her acts were committed in bad faith or were the result of active and deliberate dishonesty and, in either case, were material to the cause of action so adjudicated, (ii) he or she received an Improper Personal Benefit, or (iii) with respect to any criminal action or proceeding, he or she had reasonable cause to believe his or her conduct was unlawful. “Improper Personal Benefit” shall mean a person’s receipt of a personal gain in fact by reason of a person’s Official Capacity of a financial profit, monies or other advantage not also accruing to the benefit of the Corporation or to the stockholders generally and which is unrelated to his or her usual compensation by the Corporation for serving as a director or officer including, but not limited to, (x) in exchange for the exercise of influence over the Corporation’s affairs, (y) as a result of the diversion of a corporate opportunity, or (z) pursuant to the use or communication of confidential or inside information relating to the Corporation for the purpose of generating a profit from trading in the Corporation’s securities or providing a benefit to a third party.

(h) Notwithstanding any other provision of this Article 7, to the fullest extent permitted by applicable law as the same exists or hereafter may be in effect, if any person incurs Expenses as a witness or otherwise incurs Expenses related to any threatened, pending or completed Proceeding as a result of or related to such person’s service in (i) an Official Capacity of the Corporation, or (ii) an Official Capacity of an Other Enterprise that such person has served, is serving or has agreed to serve in any capacity at the request of the Corporation, that person shall be entitled to be indemnified and held harmless against all Expenses incurred by such person or on such person’s behalf notwithstanding that such person neither is, nor is threatened to be made, a party to the Proceeding.

(i) Notwithstanding any other provision of this Article 7, Section 7.1 does not require the Corporation to indemnify a present or former director or officer of the Corporation in respect of a Proceeding (or part thereof) instituted by such person on his or her own behalf, unless such Proceeding (or part thereof) has been authorized in the specific case by the Board or the indemnification requested is pursuant to Section 7.5 of these Bylaws.

7.2 Burden of Proof; Presumption of Good Faith.  In any proceeding brought to enforce the right of a person to receive indemnification to which such person is entitled under Section 7.1 of these Bylaws, the Corporation has the burden of demonstrating that the standard of conduct applicable under the DGCL or other applicable law was not met.  A prior determination by the Corporation (including its Board or any committee thereof, its independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct does not itself constitute evidence that the claimant has not met the applicable standard of conduct.  For purposes of any determination as to whether indemnification is proper under the circumstances because such person has met the applicable standard of conduct required by Section 7.1 of this Article 7, a person shall be deemed to have acted in good faith if the action or failure to act is based on (i) the records or books of account of the Corporation or an Other Enterprise, including financial statements, or on information supplied to such person by the officers of the Corporation or an Other Enterprise in the course of their duties, (ii) the advice of legal counsel for the Corporation or an Other Enterprise, or (iii) information or records given or reports made to the Corporation or an Other Enterprise by an independent certified public accountant, independent financial adviser, appraiser or other expert selected with reasonable care by the Corporation or an Other Enterprise, except if the indemnified person knew or had reason to know that such records or books of account of the Corporation or an Other Enterprise, information supplied by the officers of the Corporation or an Other Enterprise, advice of legal counsel or information or records given or reports made by an independent certified public accountant or by an appraiser or other expert were materially false or materially inaccurate. The provisions of this Section 7.2 shall not be deemed to be exclusive or to limit in any way the circumstances in which a person may be deemed to have met the applicable standard of conduct.

7.3 Advances.

(a) To the fullest extent not prohibited under Delaware law, any person claiming indemnification within the scope of Section 7.1 shall be entitled to advances from the Corporation for payment of the expenses of defending actions against such person, as such expenses are incurred and in advance of the final disposition of such Proceeding upon receipt of an undertaking by or on behalf of the indemnified person to repay such amounts advanced only if, and only to the extent that, it shall ultimately be determined by final judicial decision of a court of competent jurisdiction from which there is no further right of appeal that he or she is not entitled to be indemnified by the Corporation. The indemnified person’s undertaking to repay the Corporation any amounts advanced for Expenses shall not be required to be secured and shall not bear interest. Except as otherwise provided in this Section 7.3(a), the Corporation shall not impose on the indemnified person additional conditions to the advancement of Expenses or require from the indemnified person additional undertakings regarding repayment.

(b) Advancements shall be made without regard to the indemnified person’s ability to repay the Expenses and without regard to the indemnified person’s ultimate entitlement to indemnification under the other provisions of these Bylaws.

(c) Advancements of Expenses pursuant to this subsection shall not require approval of the Board or the stockholders of the Corporation, or of any other person or body. The Secretary shall promptly advise the Board in writing of the request for advancement of Expenses, of the amount and other details of the request and of the undertaking to make repayment provided pursuant to this subsection.

(d) Advancements of Expenses shall be made within thirty (30) calendar days after receipt by the Corporation of a statement or statements requesting such advancements from time to time.

(e) Advancements of Expenses shall include any and all reasonable Expenses incurred pursuing an action to enforce this right of advancement, including Expenses incurred preparing and forwarding statements to the Corporation to support the advancements claimed.

7.4 Procedure.

(a) Any indemnification under this Article 7 shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification is proper in the circumstances because the officer, director, employee or agent has met the applicable standard of conduct set forth in this Article 7.  Such determination shall be made by either (a) a majority vote of the members of the Board of Directors who were not parties to such action, suit or proceeding, even though less than a quorum, or (b) a committee of such directors designated by majority vote of such directors, even though less than a quorum.  If all members of the Board of Directors were parties to such action, suit or proceeding, such determination shall be made either (a) by Independent Legal Counsel (as defined below), or (b) by the stockholders at the next meeting of shareholders.  In any case under this Article 7, the Board of Directors or stockholders are authorized to obtain the opinion of Independent Legal Counsel and to obtain any and all documentation or information that a majority of the Board of Directors believes is necessary to determine the entitlement of such person to indemnification and that is reasonably available to such person.

(b) For purposes of this Article 7, “Independent Legal Counsel” shall mean a law firm, or a member of a law firm, that is experienced in matters of corporation law and neither presently is, nor in the past five (5) years has been, retained to represent: (i) the Corporation or the indemnified person in any matter material to either such party (other than with respect to matters concerning the indemnification that the indemnified party is entitled to hereunder or pursuant to any indemnification agreement to which the indemnified party is a party), or (ii) any other party to the proceeding giving rise to a claim for indemnification hereunder.  Notwithstanding the foregoing, the term “Independent Legal Counsel” shall not include any person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing either the Corporation or an indemnified person in an action to determine such indemnified person’s rights to be indemnified hereunder or pursuant to any indemnification agreement.

7.5 Expenses of Adjudication.  In the event that any indemnified person seeks a judicial adjudication, or an award in arbitration, to enforce such indemnified person’s rights to indemnification or advancement of Expenses under, or to recover damages for breach of, this Article 7, to the fullest extent permitted by applicable law, the indemnified person shall be entitled to recover from the Corporation, and shall be indemnified by the Corporation against, any and all Expenses (of the types described in the definition of “Expenses” in Section 7.1 of this Article 7) actually and reasonably incurred by such indemnified person in seeking such adjudication or arbitration, but only if such indemnified person prevails therein. If it shall be determined in such adjudication or arbitration that the indemnified person entitled to receive part but not all of the indemnification of Expenses sought, the Expenses incurred by such indemnified person in connection with such adjudication or arbitration shall be appropriately prorated.

7.6 Employees and Agents.  The Board, or any officer authorized by the Board generally or in the specific case to make indemnification decisions, may cause the Corporation to indemnify and advance expenses to any present or former employee or agent of the Corporation in such manner and for such liabilities as the Board may determine, up to the fullest extent permitted by the DGCL and other applicable law.

7.7 Continuation of Indemnification.  The indemnification and advancement of Expenses provided by this Article 7 to any current or former directors or officers of the Corporation shall, subject to Section 7.16 hereof and unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent or otherwise serve in an Official Capacity for the Corporation or an Other Enterprise and shall inure to the benefit of the heirs, executors, and administrators of such a person.

7.8 Other Rights.  The indemnification and advancement of expenses provided by this Article 7 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any insurance or other agreement, vote of stockholders or disinterested directors or otherwise, both as to actions in their Official Capacity and as to actions in another capacity while holding an office, and shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such person.

7.9 Reliance.  Persons who after the date of the adoption of this provision in Article 7 serve or continue to serve the Corporation in an Official Capacity or who, while serving in an Official Capacity, serve or continue to serve in an Official Capacity for an Other Enterprise, shall be conclusively presumed to have relied on the rights to indemnification and advancement of Expenses contained in this Article 7.

7.10 No Imputation.  The knowledge and/or actions, or failure to act, of any other officer, director, employee or agent of the Corporation or an Other Enterprise shall not be imputed to an indemnified person for purposes of determining the right to indemnification under this Article 7.

7.11 Insurance.  The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee, agent, fiduciary or other representative of an Other Enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of these By-Laws.

7.12 Other Financial Arrangements.  The other financial arrangements which may be made by the Corporation for the purpose of satisfying its obligations pursuant to this Article 7 may include the following: (i) the creation of a trust fund; (ii) the establishment of a program of self-insurance; (iii) the securing of its obligation of indemnification by granting a security interest or other lien on any assets of the Corporation; and (iv) the establishment of a letter of credit, guarantee or surety.  No financial arrangement made pursuant to this subsection may provide protection for a person adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable for intentional misconduct, fraud, or a knowing violation of law, except with respect to advancement of Expenses or indemnification ordered by a court.

7.13 Other Matters Relating to Insurance or Financial Arrangements.  Any insurance or other financial arrangement made on behalf of a person pursuant to this Article 7 may be provided by the Corporation or any other person approved by the board of directors, even if all or part of the other person’s stock or other securities is owned by the Corporation. In the absence of fraud, (i) the decision of the board of directors as to the propriety of the terms and conditions of any insurance or other financial arrangement made pursuant to this Article 7 and the choice of the person to provide the insurance or other financial arrangement is conclusive; and (ii) the insurance or other financial arrangement is not void or voidable and does not subject any director approving it to personal liability for his action; even if a director approving the insurance or other financial arrangement is a beneficiary of the insurance or other financial arrangement.

7.14 Contract Rights; Modification.  The duties of the Corporation to indemnify and to advance Expenses to a director or officer provided in this Article 7 shall be in the nature of a contract between the Corporation and each such director or officer and the contract rights thereunder shall be deemed to vest immediately upon the commencement of such person’s service to the Corporation or, at the request of the Corporation, to an Other Enterprise. Such “contract rights” may not be modified retroactively as to any present or former Director or officer without the consent of each such director or officer. Any amendment, modification, alteration or repeal of this Article 7 that in any way diminishes, limits, restricts, adversely affects or eliminates any right of an indemnified person or his or her successors to indemnification, advancement of Expenses or otherwise shall be prospective only and shall not in any way diminish, limit, restrict, adversely affect or eliminate any such right with respect to any actual or alleged state of facts, occurrence, action or omission then or previously existing, or any action, suit or proceeding previously or thereafter brought or threatened based in whole or in part upon any such actual or alleged state of facts, occurrence, action or omission.

7.15 Savings Clause.  If this Article 7 or any provision hereof shall be held by a court of competent jurisdiction to be invalid, illegal or unenforceable for any reason whatsoever: (a) the validity, legality and enforceability of the remaining provisions of this Article 7 (including, without limitation, each section and subsection of this Article 7 containing any such provision held to be invalid, illegal or unenforceable, that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired hereby, and (b) to the fullest extent possible and permitted by law, the provisions of this Article 7 (including, without limitation, each portion of any section or subsection of this Article 7 containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give maximum effect to the intent manifested by the provision held to be invalid, illegal or unenforceable.

7.16 Effectiveness of Amendments.  Notwithstanding anything to the contrary contained in the amendments to this Article 7, the amendments to this Article 7 adopted by the Board on June 24, 2014 shall not in any way enlarge, diminish or otherwise modify any the indemnification rights of any former directors or former officers of the Corporation who, as of immediately prior to the Corporation’s 2014 Annual Meeting of Stockholders, had ceased to act in an Official Capacity for the Corporation or Other Enterprise, including, but not limited to, with respect to any actual or alleged state of facts, occurrence, action or omission then existing or previously existing, or any action, suit or proceeding previously or thereafter brought or threatened based in whole or in part upon any such actual or alleged state of facts, occurrence, action or omission.